Exhibit 1

EXECUTION VERSION

TERMS AGREEMENT

August 27, 2009

Praxair, Inc.
39 Old Ridgebury Road
Danbury, Connecticut 06810-5113

Ladies and Gentlemen:

We, Citigroup Global Markets Inc. and RBS Securities Inc. (the “Representatives”), acting on behalf of the several underwriters named in Schedule I attached hereto (the “Underwriters”), understand that Praxair, Inc., a Delaware corporation (the “Company”), proposes to issue and sell $400,000,000 aggregate principal amount of its 3.250% Notes due 2015 (the “Offered Securities”), covered by the registration statement on Form S-3 (No. 333-139328) (the “Registration Statement”) filed by the Company.  Subject to the terms and conditions set forth herein or incorporated by reference herein, the Underwriters named in Schedule I attached hereto agree to purchase, severally and not jointly, the Offered Securities in the amounts set forth opposite our respective names on such Schedule.  The closing in respect of the purchase and sale of the Offered Securities shall occur on September 1, 2009 at 10:00 a.m. (the “Closing Date”) at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017.

All the provisions contained in the Praxair, Inc. Standard Underwriting Agreement Provisions (December 14, 2006 edition), other than the form of Delayed Delivery Contract attached thereto as Annex I and Terms Agreement attached thereto as Annex II (the “Standard Provisions”), a copy of which is filed as an exhibit to the Registration Statement, are incorporated herein by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Standard Provisions had been set forth in full herein.  Terms defined in the Standard Provisions are used herein as therein defined.

For purposes of Sections 2 and 7 of the Standard Provisions, the only information furnished to the Company by any Underwriter for use in the U.S. Prospectus consists of the following information in the U.S. Prospectus furnished on behalf of each Underwriter: the last paragraph at the bottom of the prospectus supplement cover page concerning the terms of the offering by the Underwriters and the information contained in the 3rd, 6th, 7th and 8th paragraphs under the caption “Underwriting” in the prospectus supplement.

Date of Basic Prospectus:  December 14, 2006

Date of Preliminary Prospectus Supplement:  August 27, 2009

Date of Prospectus Supplement:  August 27, 2009

Time of Sale:  12:20 p.m., New York City time on August 27, 2009

Names and Addresses of Representatives:

Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York  10013

RBS Securities Inc.
600 Washington Boulevard
Stamford, CT 06901

The Offered Securities shall have the following terms:

Title:	3.250% Notes due 2015

Maturity:	September 15, 2015

Interest Rate:	3.250% per annum

Interest Payment Dates:	Interest will be payable on March 15 and September 15 of each year, as applicable, commencing March 15, 2010.

Redemption provisions:
The Company may redeem the notes at its option, at any time in whole or from time to time in part, at a redemption price equal to the greater of (1) the principal amount of the notes being redeemed plus accrued and unpaid interest to the redemption date or (2) the Make-Whole Amount for the notes being redeemed.

“Make-Whole Amount” means, as determined by a Quotation Agent, the sum of the present values of the principal amount of the notes to be redeemed, together with the scheduled payments of interest (exclusive of interest to the redemption date) from the redemption date to the maturity date of the notes being redeemed, in each case discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate, plus accrued and unpaid interest on the principal amount of the notes being redeemed to the redemption date.

“Adjusted Treasury Rate” means, with respect, to any redemption date, the sum of (x) either (1) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recent published statistical release design-

nated “H.15 (519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the notes being redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounded to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Price for such redemption date, in each case calculated on the third business day preceding the redemption date, and (y) 0.15%.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to the maturity date of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of notes.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the indenture trustee, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the indenture trustee after consultation with Praxair.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc. and RBS Securities Inc. and their respective successors and assigns, and one other nationally recognized investment banking firm selected by Praxair that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the indenture trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the indenture trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Purchase Price:	99.143% of the principal amount thereof

Public Offering Price:	99.743% of the principal amount thereof, plus accrued interest, if any, from September 1, 2009.

Additional Terms:	None

which terms shall be set forth in a pricing term sheet substantially in the form of Exhibit 1 attached hereto (the “Pricing Term Sheet”).

The Offered Securities will be made available for checking and packaging at the offices of Davis Polk & Wardwell LLP at least 24 hours prior to the Closing Date.

We represent that we are authorized to act for the several Underwriters named in Schedule I hereto in connection with this financing and any action under this agreement by any of us will be binding upon all the Underwriters.

This Terms Agreement may be executed in one or more counterparts, all of which counterparts shall constitute one and the same instrument.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to us the enclosed duplicate hereof, whereupon it will become a binding agreement among the Company, and the several Underwriters in accordance with its terms.

Very truly yours,
CITIGROUP GLOBAL MARKETS INC.
RBS SECURITIES INC.

On behalf of themselves and as Representatives of the Several Underwriters

CITIGROUP GLOBAL MARKETS INC.

By: /s/ Jack D. McSpadden, Jr.
Name: Jack D. McSpadden, Jr.
Title: Managing Director
RBS SECURITIES INC.

By: /s/ Thomas Bausano
Name: Thomas Bausano
Title: Managing Director

The foregoing Terms Agreement is hereby confirmed as of the date first above written

PRAXAIR, INC.

By:	/s/ Michael Allan
Name: Michael Allan
Title: Vice President and Treasurer

Schedule I

Underwriter	Amount of Offered Securities to be Purchased

Citigroup Global Markets Inc.	$120,000,000
RBS Securities Inc.	$120,000,000
Banc of America Securities LLC	$26,668,000
Credit Suisse Securities (USA) LLC	$26,668,000
Deutsche Bank Securities Inc.	$26,668,000
HSBC Securities (USA) Inc.	$26,668,000
Mitsubishi UFJ Securities (USA), Inc.	$26,664,000
Santander Investment Securities Inc.	$26,664,000
Total	$400,000,000

Exhibit 1

Final Term Sheet
Filed pursuant to Rule 433
Dated August 27, 2009

Relating to
Prospectus Supplement dated August 27, 2009 to
Registration Statement No. 333-139328

$400,000,000 3.250% Notes due 2015

Issuer:	Praxair, Inc.

Principal Amount:	$400,000,000

CUSIP:	74005P AV6

Title of Securities:	3.250% Notes due 2015

Trade Date:	August 27, 2009

Original Issue Date (Settlement Date):	September 1, 2009

Maturity Date:	September 15, 2015

Benchmark Treasury:	2.625% due July 31, 2014

Benchmark Treasury Price and Yield:	100-26 1/4 and 2.447%

Spread to Benchmark Treasury:	85 basis points

Yield to Maturity:	3.297%

Interest Rate:	3.250% per annum

Public Offering Price (Issue Price):	99.743% of the Principal Amount thereof

Interest Payment Dates:	Semi-annually in arrears on each March 15 and September 15, commencing March 15, 2010

Redemption Provision:	Make-whole call at the Adjusted Treasury Rate plus 15 basis points

Joint Bookrunners:	Citigroup Global Markets Inc. RBS Securities Inc.

Co-Managers:
Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., Mitsubishi UFJ Securities (USA), Inc., Santander Investment Securities Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Citigroup Global Markets Inc. toll free at 1-877-858-5407, or (ii) RBS Securities Inc. toll free at 1-866-884-2071.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.